Exhibit 23.1



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
GraphOn Corporation


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-65806 and 333-51420) and Form S-8
(No. 333-107336, 333-88255 and No. 333-40174) of GraphOn Corporation of our
report dated February 23, 2004, relating to the consolidated financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated February 23, 2004, relating to the financial statement schedule, which appears in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.



/s/ BDO Seidman, LLP
BDO Seidman, LLP
San Jose, California

March 30, 2004